February 2011 Filed pursuant to Rule 433 dated February 17, 2011 relating to Preliminary Pricing Supplement No. 685 dated February 17, 2011 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund
due March 7, 2014
The Buffered Jump Securities offer the opportunity to earn a return based on the performance of the shares of the iShares® MSCI EAFE Index Fund (the “shares”). Unlike ordinary debt securities, the Buffered Jump Securities do not pay interest and provide for the minimum payment at maturity of only 15% of the principal at maturity.  At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the shares, as determined on the valuation date.  If the shares appreciate at all on the valuation date, you will receive for each security that you hold at maturity a minimum of $150 in addition to the stated principal amount.  If the shares appreciate by more than 15% on the valuation date, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage appreciation of the shares.  However, if the shares decline in value by more than 15% on the valuation date from the initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose up to 85% of the stated principal amount of the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	March 4, 2011
Original issue date:	March 9, 2011 (3 business days after the pricing date)
Maturity date:	March 7, 2014
Aggregate principal amount:	$
Interest:	None
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund (the “shares”)
Payment at maturity:	•	If the final share price is greater than the initial share price: $1,000 + the greater of (i) $1,000 x the share percent change and (ii) the upside payment
•
If the final share price is less than or equal to the initial share price but greater than or equal to 85% of the initial share price, meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 15%:
$1,000

	•	If the final share price is less than 85% of the initial share price, meaning the final share price has declined from the initial share price by more than the buffer amount of 15%:
$1,000 x (share performance factor + 15%)

Because the share performance factor will be less than 85% in this scenario, this amount will be less than the stated principal amount of $1,000, subject to the minimum payment at maturity of $150 per security.

Upside payment:	$150 per security (15% of the stated principal amount)
Share percent change:	(final share price – initial share price) / initial share price
Buffer amount:	15%
Share performance factor :	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	March 4, 2014, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security
CUSIP:	617482RJ5
ISIN:	US617482RJ57
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$
 (1)    elected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $            for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 685 dated February 17, 2011
1H Prospectus Supplement dated December 23, 2008
2H Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

Investment Overview

The Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014 (the “securities”) can be used:

▪
As an alternative to direct exposure to the shares that provides a minimum positive return of 15% if the shares have appreciated at all on the valuation date and offers an uncapped 1 to 1 participation in the appreciation of the shares of greater than 15%;

▪	To enhance returns and potentially outperform the shares in a moderately bullish scenario;

▪
To obtain a buffer against a specified level of negative performance in the shares. If the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 15%, you will receive 100% of the stated principal amount of the securities.

The securities are exposed on a 1:1 basis to the percentage decline of the final share price from the initial share price beyond the buffer amount of 15%.  Accordingly, 85% of your principal is at risk (e.g., a 30% depreciation in the shares will result in the payment at maturity of $850 per security).

Maturity:	3 years
Upside payment:	$150 per security
Buffer amount:	15%
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security
Interest:	None

iShares® MSCI EAFE Fund Overview

The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust, a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  Information provided to or filed with the Commission by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Information as of market close on February 15, 2011:

Bloomberg Ticker Symbol:	EFA
Current Share Closing Price:	$60.77
52 Weeks Ago:	$51.75
52 Week High (on 2/8/2011):	$61.38
52 Week Low (on 6/7/2010):	$46.29

iShares® MSCI EAFE Fund ─ Daily Share Closing Price January 1, 2006 to February 15, 2011

February 2011	Page 2

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

Key Investment Rationale

This 3-year investment offers a minimum positive return of 15% if the shares appreciate at all on the valuation date, an uncapped 1 to 1 participation in the appreciation of the shares of greater than 15%, and provides a buffer against a decline in the shares of up to 15%.  However, if the shares decline in value by more than 15% on the valuation date from the initial value, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity of $150 per security.

Scenario 1
If the final share price is greater than the initial share price, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 times the share percent change and (ii) the upside payment of $150.  There is no maximum payment at maturity on the securities.

Scenario 2
If the final share price is less than or equal to the initial share price but greater than or equal to 85% of the initial share price, which means that the final share price has remained unchanged or depreciated from the initial share price by no more than 15%, the payment at maturity will be $1,000 per security.

Scenario 3
If the final share price is less than 85% of the initial share price, which means that the shares have depreciated by an amount greater than the buffer amount of 15%, you will lose 1% for every 1% decline beyond the buffer amount of 15%, subject to the minimum payment at maturity of $150 per security (e.g., a 30% depreciation in the shares will result in the payment at maturity of $850 per security).

Summary of Selected Key Risks (see page 10)

▪	85% of the stated principal amount is at risk.

▪	No interest payments.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The market price of the securities may be influenced by many unpredictable factors, including the value and volatility of the underlying shares and the component stocks of the MSCI EAFE Index.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities.

▪	The securities are subject to currency exchange rate risk.

▪	Investing in the securities is not equivalent to investing in the underlying shares.

▪	Adjustments to the underlying shares or the index tracked by the underlying shares could adversely affect the value of the securities

▪	The underlying shares and the index tracked by the underlying shares are different

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that can affect the underlying shares

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

February 2011	Page 3

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for the minimum payment at maturity of only 15% of the principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the related prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the iShares® MSCI EAFE Index Fund on the valuation date.  The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 4, 2011	March 9, 2011 (3 business days after the pricing date)	March 7, 2014

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund (the “shares”)
Payment at maturity:	•	If the final share price is greater than the initial share price: $1,000 + the greater of (i) $1,000 x the share percent change and (ii) the upside payment
	•	If the final share price is less than or equal to the initial share price but greater than or equal to 85% of the initial share price, meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 15%:
$1,000
	•	If the final share price is less than 85% of the initial share price, meaning the final share price has declined from the initial share price by more than the buffer amount of 15%:
$1,000 x (share performance factor + 15%)

Because the share performance factor will be less than 85% in this scenario, this amount will be less than the stated principal amount of $1,000, subject to the minimum payment at maturity of $150 per security.

Upside payment:	$150 per security (15% of the stated principal amount)
Share percent change:	(final share price – initial share price) / initial share price
Buffer amount:	15%
Share performance factor :	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date.
Valuation date:	March 4, 2014, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security
Risk factors:	Please see “Risk Factors” beginning on page 104H10.

February 2011	Page 4

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482RJ5
ISIN:	US617482RJ57
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and

▪  subject to the discussion below concerning the potential application of the “constructive ownership” rule, upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (and an interest charge will be imposed).  U.S. investors should read the section entitled “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Potential Application of the Constructive Ownership Rule” in the accompanying preliminary pricing supplement  for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and futures and/or options contracts on the underlying shares or any component stocks of the MSCI EAFE Index listed on

February 2011	Page 5

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the shares on the pricing date, and therefore could increase the price at which the underlying shares must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the securities. For further information on our use of proceeds and hedging, see “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all

February 2011	Page 6

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $          for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement describing this offering, the related prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document.

February 2011	Page 7

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the closing price of the shares.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$150 per security (15% of the stated principal amount)
Buffer amount:	15%
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security (15% of the stated principal amount)

Buffered Jump Securities Payoff Diagram

How it works

§
If the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security and is equal to $1,000 plus the greater of (i) $1,000 times the share percent change and (ii) the upside payment of $150.  An investor will receive a payment at maturity of $1,150 per security at any final share price greater than the initial share price by an amount less than or equal to 15%.  If the final share price has increased from the initial share price by more than 15%, the investor will receive a payment at maturity that is equal to $1,000 plus an amount that represents a 1 to 1 participation in the appreciation of the shares.

§
If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 15%, the payment at maturity reflected in the graph above is equal to the $1,000 stated principal amount per security.

§
If the final share price has decreased from the initial share price by an amount greater than the buffer amount of 15%, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage depreciation of the shares beyond the buffer amount.  However, under no circumstances will the payment due at maturity be less than $150 per security.

o	For example, if the final share price declines by 30% from the initial share price, the payment at maturity will be $850 per security (85% of the stated principal amount).

February 2011	Page 8

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based on the performance of the iShares® MSCI EAFE Index Fund on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$1,000    +    the greater of (i) $1,000 x the share percent change and (ii) the upside payment

share percent change	=	final share price – initial share price
initial share price

upside payment	=	$150 per security

There is no maximum payment at maturity on the securities.

If the final share price is less than or equal to the initial share price but greater than or equal to 85% of the initial share price, meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 15%:

the stated principal amount of $1,000

If the final share price is less than 85% of the initial share price, meaning the final share price has declined from the initial share price by more than the buffer amount of 15%:

$1,000   x   (the share performance factor   +  15%)

Because the share performance factor  will be less than 85% in this scenario, the payment at maturity will be less than $1,000 per security.  The minimum payment at maturity on the securities is $150 per security.

February 2011	Page 9

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest and provide for the minimum payment at maturity of only 15% of your principal.  The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and will provide for the return of only 15% of the principal amount of the securities at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price. If the final share price is equal to the initial share price or has decreased from the initial share price by an amount less than or equal to the buffer amount you will receive only the principal amount of $1,000 per security.  If the final share price decreases from the initial share price by more than the buffer amount of 15%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the closing price of the shares beyond the buffer amount, and you will lose money on your investment.  You could lose up to 85% of the stated principal amount of the securities.  See “How the Buffered Jump Securities Work” on page 8 above.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪	the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the MSCI EAFE Index,

▪	interest and yield rates in the market,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or the securities markets generally and which may affect the final share price of the underlying shares,

▪	the time remaining until the securities mature,

▪	the exchange rates of the U.S. dollar relative to the currencies in which the stocks underlying the MSCI EAFE Index trade,

▪	the occurrence of certain corporate events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the shares is at or below the initial share price.

You cannot predict the future performance of the shares based on their historical performance.  If the final share price declines by more than the buffer amount from the initial share price, you will be exposed on a 1 to 1 basis to such decline in the final share price beyond the buffer amount.  There can be no assurance that the final share price will be greater than the initial share

February 2011	Page 10

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

price so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investing in the securities is not equivalent to investing in the underlying shares.  Investing in the securities is not equivalent to investing in the underlying shares, the MSCI EAFE Index or the stocks that constitute the MSCI EAFE Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI EAFE Index.

▪
The securities are subject to currency exchange rate risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE Index and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE Index and the United States and other countries important to international trade and finance.

February 2011	Page 11

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

▪
There are risks associated with investments in securities linked to the value of foreign equity securities  The underlying shares track the performance of the MSCI EAFE Index, which is linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
Adjustments to the underlying shares or the index tracked by the underlying shares could adversely affect the value of the securities.  As the investment adviser to the iShares® MSCI EAFE Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index.  MSCI may add, delete or substitute the stocks constituting the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index.  MSCI may also discontinue or suspend calculation or publication of the MSCI EAFE Index at any time.  Any of these actions could adversely affect the value of the MSCI EAFE Index and, consequently, the price of the underlying shares and the value of the securities.

▪
The underlying shares and the index tracked by the underlying shares are different.  The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the underlying shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI EAFE Index Fund, differences in trading hours between the underlying shares and the MSCI EAFE Index or due to other circumstances.  The iShares® MSCI EAFE Index Fund generally invests at least 90% of its assets in the securities of the MSCI EAFE Index and in depositary receipts representing securities of such index.  The iShares® MSCI EAFE Index Fund may invest the remainder of its assets in securities not included in the MSCI EAFE Index but which the Investment Adviser believes will help the iShares® MSCI EAFE Index Fund track the MSCI EAFE Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that can affect the underlying shares.  MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain events affecting the underlying shares, such as stock splits and stock dividends.  However, the calculation agent will not make an adjustment for every event or every distribution that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial share price, the final share price, the share percent change, the share performance factor , as applicable, and the payment that you will receive at maturity.

February 2011	Page 12

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the MSCI EAFE Index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the MSCI EAFE Index), including trading in the underlying shares, the stocks that constitute the MSCI EAFE Index as well as in other instruments related to the underlying shares or the MSCI EAFE Index.  Some of our subsidiaries also trade the underlying shares and the stocks that constitute the MSCI EAFE Index and other financial instruments related to the MSCI EAFE Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the underlying shares of the iShares® MSCI EAFE Index Fund must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (and an interest charge will be imposed).  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

February 2011	Page 13

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

Information about the Underlying Shares

The iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust, a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  Information provided to or filed with the Commission by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at ww.w.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares Trust could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of iShares Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

The MSCI EAFE Index®.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc. and is designed to measure the equity market performance of developed markets, excluding the United States and Canada. As of February 2011, the MSCI EAFE Index consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index includes components from Australia and New Zealand and all countries in Europe and Asia that are designated by MSCI as Developed Markets. The MSCI EAFE Index is described under the heading “Description of Securities—The MSCI EAFE Index®” in the accompanying preliminary pricing supplement.

iShares® is a registered trademark of BlackRock Institutional Trust Company (“BTC”).  The securities are not sponsored, endorsed, sold or promoted by BTC.  BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

February 2011	Page 14

Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due March 7, 2014

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the shares for each quarter in the period from January 1, 2006 through February 15, 2011.  The closing price of the shares on February 15, 2011 was $60.77.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the shares on the valuation date.
iShares® MSCI EAFE Index Fund (CUSIP: 464287465)	High($)	Low($)	Period End($)
2006
First Quarter	65.38	59.43	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.75	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.26	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.50	68.34	71.90
Second Quarter	78.52	68.08	68.67
Third Quarter	68.00	53.08	56.30
Fourth Quarter	55.88	35.73	44.86
2009
First Quarter	45.44	31.70	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	44.01	54.68
Fourth Quarter	57.28	52.66	55.28
2010
First Quarter	57.96	50.46	55.98
Second Quarter	58.04	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter	59.46	54.26	58.22
2011
First Quarter (through February 15, 2011)	61.38	57.27	60.77

February 2011	Page 15